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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT

     (PURSUANT TO SECTION 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                            (AMENDMENT NO.         )
                            ------------------------

                           NEW ENGLAND POWER COMPANY
                                (NAME OF ISSUER)

                          NEW ENGLAND ELECTRIC SYSTEM
                       (NAME OF PERSON FILING STATEMENT)

                                    TITLE                                  CUSIP NUMBER
    ---------------------------------------------------------------------  ------------
    New England Power Company, Dividend Series Preferred Stock
         4.56% Series....................................................  644188 10 4
         4.60% Series....................................................  644188 20 3
         4.64% Series....................................................  644188 30 2
         6.08% Series....................................................  644188 40 1
    6% Cumulative Preferred Stock........................................  644188 30 2

       (TITLE OF CLASS OF SECURITIES) (CUSIP NO. OF CLASS OF SECURITIES)

                               MICHAEL E. JESANIS
                          VICE PRESIDENT AND TREASURER

                                KIRK L. RAMSAUER
                           ASSOCIATE GENERAL COUNSEL

                          NEW ENGLAND ELECTRIC SYSTEM
                               25 RESEARCH DRIVE
                     WESTBOROUGH, MASSACHUSETTS 01582-0099

                                 (508) 389-2972

                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS
              AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON
                     BEHALF OF THE PERSON FILING STATEMENT)

                                NOVEMBER 7, 1997
                      (DATE TENDER OFFER FIRST PUBLISHED,
                       SENT OR GIVEN TO SECURITY HOLDERS)

                           CALCULATION OF FILING FEE

           TRANSACTION VALUATION*                           AMOUNT OF FILING FEE
                $40,100,000                                        $8,020

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* Solely for purposes of calculating the filing fee and computed pursuant to
  Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(b)(1) thereunder, the transaction value equals the total amount of funds, excluding fees and other expenses, required to purchase all outstanding shares of each series of securities listed above pursuant to the Offer described in the Offer to Purchase, Proxy Statement and Information Statement filed as an Exhibit hereto.

     [ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:      Not applicable
                             -------------------------------------------------------------------
Form or Registration No.:    Not applicable
                             -------------------------------------------------------------------
Filing Party:                New England Electric System
                             -------------------------------------------------------------------
Date Filed:                  November 7, 1997
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ITEM 1.  SECURITY AND ISSUER.

     (a) Incorporated herein by reference to the information appearing on the front cover of the Offer to Purchase, Proxy Statement and Information Statement, dated November 6, 1997, filed as Exhibit 9(a)(1) to this Issuer Tender Offer
Statement on Schedule 13E-4 (the "Offer to Purchase, Proxy Statement and
Information Statement").

     (b) Incorporated herein by reference to the information appearing on the front cover of the Offer to Purchase, Proxy Statement and Information Statement, and to the information appearing under the captions "Terms of the Offer -- Number of Shares; Purchase Prices; Expiration Date; Dividends" and
"Transactions and Agreements Concerning the Shares" in the Offer to Purchase,
Proxy Statement and Information Statement.

     (c) Incorporated herein by reference to the information appearing under the caption "Price Range of Shares; Dividends" in the Offer to Purchase, Proxy
Statement and Information Statement.

     (d) New England Electric System, a Massachusetts voluntary association
("NEES"), is the person filing this Statement and is the owner of 100% of the common stock of the issuer, New England Power Company (the "Power Company").
NEES' principal office is at 25 Research Drive, Westborough, Massachusetts
01582-0099. The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 1, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric
System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefore.

ITEM 2.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a)-(b) Incorporated herein by reference to the information appearing under the caption "Source and Amount of Funds" in the Offer to Purchase, Proxy
Statement and Information Statement.

ITEM 3.  PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR
         AFFILIATE

     Incorporated herein by reference to the information appearing under the caption "Purpose of the Offer, Proposed Amendment, and Proxy Solicitation," and
"Terms of the Offer -- Certain Effects of the Offer" in the Offer to Purchase,
Proxy Statement and Information Statement.

ITEM 4.  INTEREST IN SECURITIES OF THE ISSUER.

     Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase, Proxy Statement and Information Statement.

ITEM 5.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT
         TO THE ISSUER'S SECURITIES.

     Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase, Proxy Statement and Information Statement.

ITEM 6.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     Incorporated herein by reference to the information appearing under the caption "Fees and Expenses Paid to Dealers" in the Offer to Purchase, Proxy
Statement and Information Statement.

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

ITEM 7.  FINANCIAL INFORMATION.

     (a) Incorporated herein by reference to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 of the Power
Company and to the information appearing under the caption "Summary of Financial
Information" in the Offer to Purchase, Proxy Statement and Information
Statement.

     (b) Not applicable.

ITEM 8.  ADDITIONAL INFORMATION.

     (a) Not applicable.

     (b) Incorporated herein by reference to the information appearing under the caption "Terms of the Offer -- Certain Conditions of the Offer" in the Offer to Purchase, Proxy Statement and Information Statement.

     (c) Not applicable.

     (d) Not applicable.

     (e) See Exhibits 9(a)(1) and 9(a)(2).

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT NO.                                     DESCRIPTION
-----------   -------------------------------------------------------------------------------
9(a)(1)       Offer to Purchase, Proxy Statement, and Information Statement, dated November
              6, 1997.
9(a)(2)       Forms of Letter of Transmittal and, if applicable, Proxy for Dividend Series
              Preferred Stock and 6% Cumulative Preferred Stock.
9(a)(3)       Forms of Notice of Guaranteed Delivery and, if applicable, Proxy for Dividend
              Series Preferred Stock and for 6% Cumulative Preferred Stock.
9(a)(4)       Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and other
              Nominees.
9(a)(5)       Forms of Letters to Clients of Brokers, Dealers, Commercial Banks, Trust
              Companies, and other nominees for Dividend Series Preferred Stock and for 6%
              Cumulative Preferred Stock.
9(a)(6)       Forms of Letters to Shareholders for Dividend Series Preferred Stock and for 6%
              Cumulative Preferred Stock, dated November 6, 1997.
9(a)(7)       Forms of Summary Instructions for Participating in the Offer for Dividend
              Series Preferred Stock and for 6% Cumulative Preferred Stock.
9(a)(8)       Guidelines for Certification of Taxpayer Identification Number on Substitute
              Form W-9.
9(b)          Not applicable.
9(c)          Not applicable.
9(d)          Tax Opinion of Hale and Dorr LLP
9(e)          Not applicable.
9(f)          Not applicable.
9(g)          Annual Report on Form 10-K for the year ended December 31, 1996 (incorporated by reference).
9(h)          Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (incorporated by reference).

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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 7, 1997

                                          NEW ENGLAND ELECTRIC SYSTEM

                                          By: /s/ MICHAEL E. JESANIS
                                            ------------------------------------
                                            Vice President and Treasurer

                                        3
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                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------   -------------------------------------------------------------------------------
9(a)(1)       Offer to Purchase, Proxy Statement, and Information Statement, dated November
              6, 1997.
9(a)(2)       Forms of Letter of Transmittal and, if applicable, Proxy for Dividend Series
              Preferred Stock and 6% Cumulative Preferred Stock.
9(a)(3)       Forms of Notice of Guaranteed Delivery and, if applicable, Proxy for Dividend
              Series Preferred Stock and for 6% Cumulative Preferred Stock.
9(a)(4)       Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and other
              Nominees.
9(a)(5)       Forms of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust
              Companies, and other nominees for Dividend Series Preferred Stock and for 6%
              Cumulative Preferred Stock.
9(a)(6)       Forms of Letters to Shareholders for Dividend Series Preferred Stock and for 6%
              Cumulative Preferred Stock, dated November 6, 1997.
9(a)(7)       Forms of Summary Instruction for Participating in the Offer for Dividend Series
              Preferred Stock and for 6% Cumulative Preferred Stock.
9(a)(8)       Guidelines for Certification of Taxpayer Identification Number on Substitute
              Form W-9.
9(b)          Not applicable.
9(c)          Not applicable.
9(d)          Tax Opinion of Hale and Dorr LLP
9(e)          Not applicable.
9(f)          Not applicable.
9(g)          Annual Report on Form 10-K for the year ended December 31, 1996 (incorporated by reference).
9(h)          Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (incorporated by reference).